Hennessy Advisors, Inc. Increases Dividend by 25%

NOVATO, Calif., Oct. 31, 2016 /PRNewswire/ -- The Board of Directors of Hennessy Advisors, Inc. (NASDAQ: HNNA) today declared a quarterly dividend of $0.10 per share, which represents a 25% increase from the firm's previous quarter dividend of $0.08 per share. The dividend will be paid on December 8, 2016, to shareholders of record as of November 15, 2016.

"Since 2005, we have consistently paid a dividend to reward our loyal shareholders," said Neil Hennessy, President, Chairman and CEO of Hennessy Advisors, Inc. "We are pleased to share the success of our firm through this increase in our dividend. We remain committed to executing our long-term business plan, searching for strategic acquisitions and growing organically through our sales and marketing programs," added Mr. Hennessy.

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, balanced and fixed income, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

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Neil J. Hennessy
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CONTACT: Tania Kelley, Hennessy Advisors, Inc., tania@hennessyadvisors.com, 800-966-4354; Hibre Teklemariam, SunStar Strategic, hteklemariam@sunstarstrategic.com, 202-870-3006